EXIBIT 99.

Contact:              Wendy S. Schmucker
Senior Vice President, Secretary/Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL DECLARES 10% DIVIDEND INCREASE
LATROBE, PA, August 19, 2008 - Commercial National Financial Corporation (Nasdaq-CNAF), parent company of Commercial Bank & Trust of PA, has declared a quarterly dividend of $0.22 per share payable September 5 to shareholders of record as of August 29.

President/Chief Executive Officer Gregg E. Hunter noted, “The affairs of this financial institution have been consistently administered in a manner designed to benefit investors who value a high dividend stream along with institutional safety and soundness. Core earnings have progressively strengthened throughout 2008 due to successful net interest margin stewardship, pristine loan and investment portfolio credit quality, effective operating expense cost containment and strong capital levels. The Company’s third quarter 2008 dividend declaration represents a 10% increase in the cash dividend paid to our shareholders. Maintaining continually attractive cash dividend payments to our shareholders is a top priority for the Company.”

In addition to Latrobe where it is headquartered, the Company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area.  Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system. The company operates an asset management & trust division headquartered in Greensburg, Pennsylvania.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the company, and the company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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